EXHIBIT 10.23

NEUROMETRIX LICENSE AGREEMENT
This NeuroMetrix License Agreement (the “Agreement”) is made and entered into effective as of December 21, 2017 (the “Effective Date”) by and between Quell Intellectual Property Corp., LLC, a Delaware limited liability company (“SPV”) and NeuroMetrix, Inc., a Delaware corporation (“NeuroMetrix”). SPV and NeuroMetrix are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, NeuroMetrix formed SPV as a limited liability company;
WHEREAS, NeuroMetrix has contributed the Contributed Assets to SPV pursuant to that certain Contribution Agreement dated December 21, 2017;
WHEREAS, it is expected that Novartis Consumer Health S.A. (“GSK”) shall acquire from NeuroMetrix fifty percent (50)% of the membership interests in SPV pursuant to that certain Asset Purchase Agreement relating to the purchase by GSK of such membership interests and other assets from NeuroMetrix, as anticipated to be executed on or around December 22, 2017 (the “Asset Purchase Agreement”);
WHEREAS, the Parties desire for SPV to grant rights to the Contributed Assets to NeuroMetrix in the United States;
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE 1
DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the following meanings:
1.1.    “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
1.2.    “Agreement” has the meaning set forth in the preamble hereto.

1.3.    “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time, which with respect to each Development activity shall be deemed to include the applicable regulations and guidances of the FDA and European Union (and national implementations thereof) that constitute good laboratory practices, good manufacturing practices and good clinical practices (and, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance or other comparable regulation and guidance of any applicable Regulatory Authority in the Territory).
1.4.    “Asset Purchase Agreement” has the meaning set forth in the recitals hereto.
1.5.    “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York are permitted or required to be closed.
1.6.     “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of the Device, including activities related to marketing, promoting, distributing and importing such Device, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” mean to engage in Commercialization and “Commercialized” has a corresponding meaning.
1.7.    “Confidential Information” has the meaning set forth in Section 4.1.
1.8.    “Confidentiality Agreements” means (a) that certain Confidential Disclosure Agreement dated as of May 8, 2017, by and between GSK and GlaxoSmithKline, LLC, an Affiliate of GSK and (ii) that certain Standstill Agreement, dated as of July 19, 2017, by and between GSK and GlaxoSmithKline, LLC, an Affiliate of GSK.
1.9.    “Contributed Assets” has the meaning set forth in the Asset Purchase Agreement.
1.10.    “Copyright” means all copyrights, mask works, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, databases, Software, and all derivative works, translations, adaptations, or combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Applicable Law with respect to any of the foregoing, and all termination rights, moral rights, rights of publicity, author rights and all other rights associated therewith.
1.11.    “Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development, design, engineering, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of applications for Regulatory Approval, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.
1.12.    “Development and Services Agreement” has the meaning set forth in the Asset Purchase Agreement.
1.13.    “Device” means a device (including all associated Software, mobile applications and associated cloud database services) that is based upon the Quell device marketed by NeuroMetrix as of the date hereof, as contemplated to be modified pursuant to the Development Plan (as defined under the Development and Services Agreement).
1.14.    “Effective Date” has the meaning set forth in the preamble hereto.
1.15.    “European Union” means the economic, scientific and political organization of member states as it may be constituted from time to time.
1.16.    “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of. “Exploitation” means the act of Exploiting a compound, product or process.
1.17.    “FDA” means the United States Food and Drug Administration and any successor agency thereto.
1.18.    “Field” means transcutaneous electrical nerve stimulation for treatment of pain.
1.19.    “GSK” has the meaning set forth in the recitals hereto.
1.20.    “GSK Territory” means the entire world, other than the United States, as may be further modified by Section 11.4.4 of the Development Agreement.
1.21.    “Information” means all technical, scientific and other know-how and information, trade secrets and other discoveries, concepts, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, improvements, proprietary information, confidential information, knowledge, technology, means, methods, processes, processing methods, practices, formulae, instructions, skills, techniques, procedures, manufacturing techniques, logics, algorithms, schematics, work-flow diagrams, work product, experiences, ideas, technical assistance, designs, design rights, drawings, assembly procedures, computer programs, apparatuses, specifications, databases, compilations of data, data (including personally identifiable information) and aggregated data, results and other material.
1.22.    “Infringement” has the meaning set forth in Section 3.2.1.

1.23.    “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, packaging, labeling, shipping and holding of the Device or any component or part therein, including process development, process qualification and validation, scale-up, manufacture and analytic development, quality assurance and quality control.
1.24.    “NeuroMetrix” has the meaning set forth in the preamble hereto.
1.25.    “NeuroMetrix Territory” means the United States, as may be further modified by Section 11.4.4 of the Development Agreement.
1.26.    “Notified Body” means an entity licensed, authorized or approved by the applicable Regulatory Authority to assess and certify the conformity of a medical device with the requirements of the EU Medical Devices Directive and applicable harmonized standards.
1.27.    “Party” and “Parties” have the meaning set forth in the preamble hereto.
1.28.    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.29.    “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities or any Notified Body regulating or otherwise exercising authority with respect to the Exploitation of the Device, including the FDA in the United States and the competent authorities of the European Union.
1.30.    “Software” means all computer software, programs, code and databases in any form, including Internet web sites, web content and links, source code (including all programmer comments), object code, pseudocode, algorithms, development tools, operating systems and specifications, data, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms and data forms, and all versions, updates, corrections, derivations enhancements and modifications thereof, and all related documentation, developer notes, flowcharts, comments, annotations files, records and data on all media on which any of the foregoing is recorded.
1.31.    “SPV” has the meaning set forth in the preamble hereto.
1.32.    “SPV Copyrights” means any and all Copyrights contained in, subsisting in or pursuable with respect to the Contributed Assets.
1.33.    “SPV Know-How” means any and all Information contained in, subsisting in or pursuable with respect to the Contributed Assets.
1.34.     “Third Party” means any Person other than SPV, NeuroMetrix and their respective Affiliates.

1.35.    “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
ARTICLE 2
GRANT OF RIGHTS
2.1.    Grants to NeuroMetrix.     Subject to Section 2.2, SPV hereby grants to NeuroMetrix:
2.1.1.    an exclusive, royalty-free, fully paid-up, sublicensable right and license under the SPV Copyrights (a) in the NeuroMetrix Territory solely to Develop, Manufacture, have Manufactured and Commercialize products in the Field (provided that such Manufacture rights and licenses shall be non-exclusive), and (b) in the GSK Territory to Develop, Manufacture and have Manufactured products in the Field solely for Commercialization in the NeuroMetrix Territory; and
2.1.2.    an exclusive, royalty-free, fully paid-up, sublicensable right and license to use the SPV Know-How (a) in the NeuroMetrix Territory solely to Develop, Manufacture, have Manufactured and Commercialize products in the Field (provided that such Manufacture rights and licenses shall be non-exclusive), and (b) in the GSK Territory to Develop, Manufacture and have Manufactured products in the Field solely for Commercialization in the NeuroMetrix Territory.
2.2.    Sublicenses.      Subject to Section 5.6 of the Asset Purchase Agreement, NeuroMetrix shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the licenses and rights of reference granted in Section 2.1, as applicable, to its Affiliates and other Persons; provided that any such sublicenses shall be consistent with the terms and conditions of this Agreement. A copy of any sublicense agreement with a Third Party executed by a Party shall be provided to the other Party within thirty (30) days after its execution; provided that the financial and any other terms of any such sublicense agreement not pertinent to an understanding of a Party’s obligations or benefits under this Agreement may be redacted.
ARTICLE 3
INTELLECTUAL PROPERTY
3.1.    Intellectual Property.      Subject to this Article 3, as between the Parties, SPV shall own and retain all right, title and interest in and to the Contributed Assets (other than pursuant to the license grants set forth in Section 2.1). NeuroMetrix shall have the sole right to register and renew any SPV Copyrights in the NeuroMetrix Territory, provided that any such registration or renewal will be made in the name of SPV.
3.2.    Enforcement of Copyrights.
3.2.1.    Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened infringement of the SPV Copyrights in any jurisdiction in the world of which such Party becomes aware (an “Infringement”).

3.2.2.    Enforcement of SPV Copyrights. As between the Parties, NeuroMetrix shall have the sole right, but not the obligation, to prosecute any Infringement with respect to the SPV Copyrights in the NeuroMetrix Territory, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at NeuroMetrix’s sole cost and expense, using counsel of its own choice.
3.2.3.    Cooperation. The Parties agree to cooperate fully in any Infringement action pursuant to this Section 3.2, including in the case of SPV, by making the applicable records and documents (including laboratory notebooks) available to NeuroMetrix upon NeuroMetrix’s request. SPV shall assist and cooperate with NeuroMetrix, as NeuroMetrix may reasonably request from time to time, in connection with its activities set forth in this Section, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. NeuroMetrix, in its sole discretion, shall have the right to settle such claim.
3.2.4.    Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 3.2 (whether by way of settlement or otherwise) shall be first, allocated to reimburse each Party for its costs and expenses in making such recovery. Any remainder after such reimbursement is made shall be retained by NeuroMetrix.
3.3.    Invalidity or Unenforceability Defenses or Actions.     Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the SPV Copyrights by a Third Party of which such Party becomes aware. As between the Parties, NeuroMetrix shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the SPV Copyrights at its sole cost and expense in the NeuroMetrix Territory and using counsel of its own choice, including when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Section 3.2. SPV shall assist and cooperate with NeuroMetrix, as NeuroMetrix may reasonably request from time to time, in connection with its activities set forth in this Section, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours.
ARTICLE 4
CONFIDENTIALITY AND NON-DISCLOSURE
4.1.    Confidentiality Obligations.      At all times during the Term and for a period of ten (10) years following termination or expiration hereof in its entirety, each Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party, and not use, directly or indirectly, for any purpose outside the Field, any Confidential Information, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or in consequence of a Party making the Device available to the public through the regulatory process, marketing and sale. “Confidential Information”

means (i) any technical, business or other information relating to the specifications and operability of the ASIC chip, (ii) any technical, business or other information relating to the integration and interoperability of the various components of the Device, (iii) the Software, to the extent related to the Device, and (iv) the terms and conditions of this Agreement. All Confidential Information shall be considered confidential as to both Parties. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 4.1 with respect to any Confidential Information shall not include any information that:
4.1.1.    is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by a Party; provided, that, if Confidential Information becomes part of the public domain through breach of this Agreement by a Party, the confidentiality and non-use obligations under this Section 4.1 shall no longer apply to other Party with respect to such Confidential Information;
4.1.2.    can be demonstrated by documentation or other competent proof to have been in a Party’s (or its Affiliates’) possession prior to such Party’s receipt of such information without any obligation of confidentiality with respect to such information;
4.1.3.    is subsequently received by a Party (or an Affiliate thereof) from a Third Party who is not bound by any obligation of confidentiality with respect to such information, except that such Party shall only be free to use the information to the extent permitted by the Third Party; provided, that, the other Party’s obligations of confidentiality and non-use under this Section 4.1 shall not be affected by the first Party’s (or its Affiliates’) receipt of such Confidential Information;
4.1.4.    has been published by a Third Party or otherwise enters the public domain through no fault of a Party in breach of this Agreement; provided, that, if Confidential Information has been published or otherwise enters public domain through breach of this Agreement by a Party, the confidentiality and non-use obligations under this Section 4.1 shall no longer apply to other Party with respect to such Confidential Information; or
4.1.5.    can be demonstrated by documentation or other competent evidence to have been independently developed by or for a Party without reference (direct or indirect) to the Confidential Information provided by the other Party under this Agreement.
4.1.6.    Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a Party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party unless the combination and its principles are in the public domain or in the possession of such Party.
4.2.    Permitted Disclosures.      Each Party may disclose Confidential Information to the extent that such disclosure is:

4.2.1.    made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of such Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided, however, that such Party shall first have given notice to the other Party and given the other Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;
4.2.2.    made by or on behalf of such Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;
4.2.3.    made by or on behalf of such Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;
4.2.4.    made by or on behalf of such Party to potential or actual investors or acquirers of all or substantially all of the business to which this Agreement relates as may be necessary in connection with their evaluation of such potential or actual acquisition; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of such Party pursuant to this Article 4; and
4.2.5.    made by or on behalf of such Party or an Affiliate thereof to potential or actual contract manufacturers, contract research organizations and collaborators, in each case, with respect to the Device; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of such Party pursuant to this Article 4 (with a duration of confidentiality and non-use obligations as appropriate that is no less than three (3) years from the date of disclosure).
ARTICLE 5
TERMINATION
5.1.    Termination. NeuroMetrix may terminate this Agreement immediately for any reason upon written notice to SPV.

5.2.    Consequences of Termination.     In the event of a termination of this Agreement for any reason, all rights and licenses granted by SPV hereunder shall immediately terminate.
5.3.    Remedies.     Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
5.4.    Accrued Rights; Surviving Obligations.
5.4.1.    Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.
5.4.2.    Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Articles 1, 5 and 6 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 6
MISCELLANEOUS
6.1.    Rules of Construction    . The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have together drafted this Agreement and, therefore, waive the application of any Applicable Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
6.2.    Notices    . All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) three Business Days after deposit in the mail, if sent by registered or certified mail, (c) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, (d) upon transmission, if sent by facsimile or email transmission prior to 6:00 p.m., local time, in the place of receipt and receipt is confirmed or (e) on the next Business Day following transmission, if sent by facsimile or email transmission after 6:00 p.m., local time, in the place of receipt and receipt is confirmed; provided that the notice or other communication is sent to the address, facsimile number or email address set forth beneath the name of such Party below (or to such other address, facsimile number or email address as such Party shall have specified in a written notice to the other Party):

if to NeuroMetrix, to:
NeuroMetrix, Inc.
1000 Winter St.
Waltham MA 02451
Attention: Shai N. Gozani
Fax: 781-663-3820
Email: Shai_Gozani@neurometrix.com

with copies (which shall not constitute notice) to:
Mintz Levin Cohn Ferris Glovsky and Popeo PC
One Financial Center
Boston, MA 02111
United States of America
Attention: John A. Dellapa
Fax: (617) 542-2241
Email: JADellapa@mintz.com

if to SPV, to:
Quell Intellectual Property Corp., LLC
1000 Winter Street
Waltham, MA 02451
Attention: Thomas T. Higgins
Fax: 781-663-3820
Email: Tom_Higgins@neurometrix.com
with a copy (which shall not constitute notice) to:
Novartis Consumer Healthcare, S.A.
Route de L'Etraz,
            1260 Nyon
            Switzerland
Attn:  Mark P. Van Emst, Esq.,
Assistant General Counsel
Email: mark.p.van-emst@gsk.com

and:

GlaxoSmithKline
980 Great West Road
Brentford, Middlesex TW8 9GS, UK
Attn:  Senior Vice President, Consumer Healthcare Business Development

Email:  Chris.Harley-Martin@gsk.com

and:
GlaxoSmithKline
980 Great West Road
Brentford, Middlesex TW8 9GS, UK
Attn: Corporate Secretariat
Email: paul.y.williamson@gsk.com

and:

GlaxoSmithKline LLC
709 Swedeland Road
King of Prussia, PA 19406, USA
Attn: Vice President and Associate General Counsel, Legal Corporate                 Functions-Business Development Transactions
Email: lisa.a.demarco@gsk.com

and:

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention:    Jack S. Bodner
Fax: (646) 441-9079
Email: jbodner@cov.com
6.3.    Consents and Approvals    . For any matter under this Agreement requiring the consent or approval of either Party to be valid and binding on the Party, such consent or approval must be in writing.
6.4.    Counterparts    . This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission in .pdf, .tiff or any similar format), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
6.5.    Entire Agreement    . Before signing this Agreement, the Parties had numerous conversations, including preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the Parties discussed the transactions contemplated by this Agreement and the Asset Purchase Agreement and their goals and objectives related thereto. In such conversations and writings, individuals representing the Parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the Parties, and may have forecasted future events. The Parties recognize that such conversations and writings often involve an effort by both Parties to present a positive and optimistic outlook about the prospects for a transaction such as the contemplated transactions. However, the Parties also recognize that business transactions contain an element of risk, as do the contemplated transactions, and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, other than the Transaction Agreements (as defined the Asset Purchase Agreement), the Confidentiality Agreements, and the other related documents, this Agreement is intended to define the full extent of the legally enforceable undertakings of the Parties, and no promise or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either Party to be legally binding. Each of the Parties acknowledges that, in deciding to enter into this Agreement and to consummate the contemplated transactions, none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein or therein.
6.6.    No Third-Party Beneficiaries    . This Agreement and other related documents are not intended to and do not confer upon any Person other than the Parties any legal or equitable rights.
6.7.    Assignment    . Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by either of the Parties without the prior written consent of the other Party, and any assignment without such consent shall be null and void, except that NeuroMetrix may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any of its Affiliates or any Third Party, but no such assignment shall relieve NeuroMetrix of any of its obligations hereunder; provided that any such assignee of NeuroMetrix shall be primarily liable with respect to the obligations hereunder and the liability of NeuroMetrix shall be secondary. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
6.8.    GOVERNING APPLICABLE LAW    . THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE APPLICABLE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE APPLICABLE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF APPLICABLE LAWS THEREOF.
6.9.    Enforcement    .
6.9.1.    Each Party irrevocably submits to the exclusive jurisdiction of (i) the state courts of New York located in New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated herein. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of New York located in New York County. Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 6.9. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the state courts of New York located in New York County, and (y) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
6.9.2.    EACH PARTY WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY. Each Party certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Party has been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 6.9.2.
6.9.3.    Each Party waives (i) with the exception of relief mandated by statute, any claim to punitive, exemplary, or multiplied damages and (ii) any claim for attorney fees, costs and prejudgment interest.
6.9.4.    The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Applicable Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of New York located in New York County, and the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at Applicable Law or in equity and as further set forth in this Section 6.9.
6.10.    Severability    . If any term or other provision of this Agreement or any related document is invalid, illegal or incapable of being enforced by any rule of Applicable Law or public policy, all other conditions and provisions of this Agreement or such related document shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement or such related document so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
6.11.    Amendment    . This Agreement may be amended by the Parties at any time by an instrument in writing signed on behalf of each of the Parties.
6.12.    Extension; Waiver    . As it relates to any obligation under this Agreement or any related document to be performed at any time after the Effective Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) to the extent permitted by Applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any related document or (c) to the extent permitted by Applicable

Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
6.13.    Equitable Relief.     Each Party acknowledges and agrees that the restrictions set forth in Articles 3 and 4 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 6.13 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

NEUROMETRIX, INC.	QUELL INTELLECTUAL PROPERTY CORP., LLC.
By:/s/ Shai Gozani Name: Shai Gozani Title: President & CEO	By: /s/ Thomas T. Higgins Name: Thomas T. Higgins Title: SVP & CFO